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                                                                    Exhibit 10.5

                                 UROLOGIX, INC.
                             14405 21st Avenue North
                              Minneapolis, MN 55407

Confidential
------------

                               September 29, 2003


Mr. Fred B. Parks
117 Portland Avenue
Minneapolis, MN 55401


Dear Fred:

On behalf of the Board of Directors of Urologix Inc., we would like to set forth our offer to you to continue as Chairman of the Board and Chief Executive Officer of Urologix, Inc. This letter supersedes and replaces the terms of the letter agreement dated May 21, 2003.

Duties: With respect to your duties as Chief Executive Officer, you will report directly to the Board. You agree to serve as Chairman and Chief Executive Officer at the discretion of the Board. You represent and agree that the performance of all your functions as Chairman and as Chief Executive Officer will not violate any agreement or covenant to which you are otherwise bound. You may serve as an outside director with not more than two publicly-held companies, neither of which shall compete with Urologix or otherwise create a conflict and, in connection with those activities and in connection with your other professional development, personal growth and philanthropic activities, you will be allowed up to two days per month.

For all of your duties as Chairman of the Board, you will receive a fee of $1,500 per month commencing in June 2003. For your services as Chief Executive Officer, Urologix agrees to pay and provide to you the following compensation and benefits package:

Compensation: You will earn a base salary at a rate of $25,000 per month commencing from your start date of May 27, 2003 (pro-rated for partial periods) until December 31, 2003, which base salary will be deferred and payable in January 2004. If you remain employed as Chief Executive Officer and Chairman as of December 31, 2003, you will receive an additional payment in January 2004 to get to a total of $200,000 base salary. After December 31, 2003, your base salary shall be $300,000 per year. In addition to the base salary, you will receive an expense allowance (to cover mobile communications, travel within 100 miles of Minneapolis and an automobile allowance) of $1,000 per month, payable at the end of each month, commencing in May 2003. All such amounts will be subject to any tax withholding required by law.

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Mr. Fred B. Parks
September 29, 2003
Page 2


Target Cash Bonus: You will be entitled to a bonus in addition to the compensation described above of between $75,000 and $150,000 for the period ending December 31, 2003, which shall be paid before January 31, 2004, with the amount of the bonus to be determined at the discretion of the Compensation Committee of the Board. After December 31, 2003, you will be entitled to an annual target bonus of 50% with other considerations on the same basis as other executive officers of the Company and based upon achievement of corporate goals as established by the Compensation Committee on or before April 1 of each year.

Equity Compensation: You have been granted a stock option for the purchase of 225,000 shares of Urologix common stock at the closing price on the date your employment commenced. The terms of that option shall continue to be governed by the terms of the written stock option agreement with grant date of May 27, 2003. You will be granted an additional stock option for the purchase of 300,000 shares of Urologix stock at the closing price on September 29, 2003. Vesting with respect to this option will be at a rate of 75,000 shares on the first anniversary of the date of this letter and thereafter at a rate of 6,250 shares per month on the 29th day of each month thereafter, provided you remain an employee of Urologix on the applicable vesting date. The terms of your option will be as set forth in a written Stock Option Agreement between you and Urologix and will be incentive stock options to the extent such options do not exceed the current annual limitations for vesting under applicable regulations. The option shall be exercisable for 10 years from the date of grant, subject to earlier expiration as set forth in the written Stock Option Agreement and shall be granted under the Company's Stock Option Plan. You agree that, during the period you are an employee of Urologix, you will not be entitled to any shares awarded to non-employee directors under the automatic grant provisions of the Company's Stock Option Plan.

Benefits: You will be eligible for any other employee and fringe benefits on the same basis as are available to employees in accordance with their respective terms and for any other benefit available to senior executives at such time as determined by the Board. In addition, you will be entitled to four weeks of paid vacation per year.

Confidentiality and Noncompetition Agreement: You have signed the Urologix standard Agreement regarding Employment, Inventions, Confidential Information and Non-Competition, before beginning your employment at Urologix.

Severance: Your employment may be terminated by either you or Urologix at any time, with or without cause.

If your employment is terminated without "Cause" (as defined in Schedule 1), Urologix will continue to pay your base salary (excluding bonus) in accordance with Urologix' regular payroll practices for a period of up to twelve months. If you secure other employment prior to that time, Urologix will not be obligated to make any further severance payments to you. During the period in which Urologix is continuing your base salary, Urologix will also pay the employee's share of the premiums for your health, dental and life insurance coverage.

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Mr. Fred B. Parks
September 29, 2003
Page 3


In case of termination without Cause, you will be entitled to receive the amounts due you only upon your execution and delivery to Urologix of a general release with respect to any and all claims against Urologix, its officers, directors, employees, agents and shareholders, acceptable in form and substance to Urologix in all respects.

Change in Control: If a Change in Control (as defined in Schedule 1) shall occur and your employment is terminated without Cause or by you for Good Reason (as defined in Schedule 1), Urologix shall continue to pay your base salary (excluding bonus) in accordance with Urologix's regular payroll practices for a period of twelve months. In addition, Urologix shall continue the health, dental and life insurance benefits substantially similar to those you are receiving or are entitled to receive prior to your termination for the same twelve month period. Urologix shall pay the employee's share of the premiums for such benefits. The payments under this paragraph shall be in lieu of and offset the amount of any severance to which you are entitled under the "Severance" paragraph above.

Entire Agreement: For clarification and protection of both you and Urologix, this letter represents the sole agreement between us and constitutes and expresses our entire agreement regarding your employment with Urologix if you accept our offer.

Amendment: No amendment of modification of this agreement shall be deemed effective unless made in writing and signed by both you and Urologix.

Successors: This agreement shall not be assignable, in whole or in part, by you. This agreement shall be binding upon and inure to the benefit of Urologix and its successors and assignees and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of Urologix's assets and business, and the successor shall be substituted for Urologix under this agreement.

Arbitration: Any controversy or claim arising out of or relating to this agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Minneapolis, Minnesota by three arbitrators, and conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. Urologix shall appoint one of the arbitrators, one shall be appointed by you, and the first two arbitrators shall appoint the third. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the Association shall appoint the third arbitrator. The arbitrators shall have no power to award any punitive or exemplary damages, may construe or interpret but shall not ignore or vary the terms of this agreement, and shall be bound by controlling law. Each party shall bear its own costs, including attorneys' fees, except that all costs associated with the arbitration, including the attorneys' fees and costs of the prevailing party, shall be paid by the nonprevailing party if the arbitrator determines that such party's claims or defenses were brought not in good faith and without a reasonable basis therefor. Such arbitration award shall be enforceable in any court of competent jurisdiction.

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Mr. Fred B. Parks
September 29, 2003
Page 4


Interpretation: This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, other than its law dealing with conflicts of law.

This agreement is effective immediately upon your execution of the agreement and upon its approval by the Board. If this letter agreement accurately reflects our understanding and agreement, please sign the original and return it to me. The copy is for your file.



Sincerely,


/s/  Mitchell Dann
-------------------------------------------
Mitchell Dann
Director, Urologix, Inc.



This offer and its terms are accepted and agreed.

Fred B. Parks
-------------------------------------------
Fred B. Parks


Date:    September 29, 2003
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Mr. Fred B. Parks
September 29, 2003
Page 5


                                   SCHEDULE 1
                                   ----------

Definition of "Cause":

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Definition of "Change in Control":

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix's then outstanding securities;

         (ii) there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on September 29, 2003, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

         (iii) Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

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Mr. Fred B. Parks
September 29, 2003
Page 6


Definition of "Good Reason":

Good Reason shall mean, without your express written consent, any of the following:

         (i) the assignment to you of any duties inconsistent with your status or position as Chief Executive Officer of Urologix or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

         (ii) a reduction by Urologix of your annual base salary in effect immediately prior to a Change in Control;

         (iii) the relocation of Urologix's principal executive offices to a location outside of the Minneapolis metropolitan area or requiring you to be based anywhere other than Urologix's principal executive offices, except for required travel for Urologix business to any extent substantially consistent with your prior business obligations;

         (iv) the failure by Urologix to continue to provide you with benefits at least as favorable to those enjoyed by you under Urologix plans which you participated in at the time of the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive you of any benefit enjoyed at the time of the Change in Control, or the failure to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; provided, however, Urologix may amend any such program so long as such amendments do not reduce any benefits to which you would be entitled upon termination;

         (v) the failure of Urologix to obtain a satisfactory agreement from any successor to assume and agree to perform this letter agreement.

Notwithstanding anything herein to the contrary, you may voluntarily terminate your employment for any reason during the period commencing on the 91st day following a Change in Control and ending on the 180th day following a Change in Control. Any such termination shall be deemed "Good Reason" for all purposes of this letter agreement.